RADIOSHACK PUERTO RICO 1165(e) PLAN

Dated November 1, 2009

TABLE OF CONTENTS

   ARTICLE I DEFINITIONS
1.1	Account or Accounts	1
1.2	Affiliated Business	1
1.3	Beneficiary	1
1.4	Code	2
1.5	Committee	2
1.6	Company	2
1.7	Company Stock	2
1.8	Compensation	2
1.9	Computation Period	3
1.10	Disabled Participant	3
1.11	Effective Date	3
1.12	Eligible Employee	4
1.13	Employee	4
1.14	Employer	4
1.15	Employer Contribution	4
1.16	Employment Date	4
1.17	ERISA	4
1.18	Highly Compensated Employee	4
1.19	Hour of Service	5
1.20	Inactive Participant	5
1.21	Investment Fund	5
1.22	Leased Employee	5
1.23	Normal Retirement Date	5
1.24	One Year Break in Service	6
1.25	Participant	7
1.26	Plan	7
1.27	Plan Year	7
1.28	Qualified Election	7
1.29	Retired Participant	8
1.30	Spouse	8
1.31	Totally and Permanently Disabled	8
1.32	Trust and Trust Fund	8
1.33	Valuation Date	8
1.34	Year of Service	8

   ARTICLE II ADMINISTRATION
2.1	Appointment of Administrative Committee	9
2.2	Term of Office of Committee Members	9
2.3	Powers and Duties	9
2.4	Organization and Operation of the Committee	10
2.5	Records	11
2.6	Immunity from Liability	11

i

   ARTICLE III ELIGIBILITY
3.1	Conditions of Eligibility	11
3.2	Resumption of Service with the Employer	11
3.3	Change in Employment Status	13
3.4	Employment by Employer; Service with Newly Acquired Entities; Records of Employer	13
3.5	Application for Participation	13

   ARTICLE IV CONTRIBUTIONS
4.1	Salary Reductions	14
4.2	Matching Contributions	15
4.3	Payment of Contributions	15
4.4	Transfers From Qualified Plans	15
4.5	Discrimination Test Allocation Limit	16
4.6	Disposition of Excess Deferrals and Contributions	17
4.7	Conclusiveness of Determination of Contributions	19
4.8	Reversion and Diversion	19

   ARTICLE V ACCOUNTS AND VALUATION
5.1	Participant’s Accounts	20
5.2	Valuation of Accounts	20
5.3	Accounts and Investments	21
5.4	Valuation of the Trust Fund and Reports	23
5.5	Allocation of Cash Dividends on Company Stock	23
5.6	Diversification of Investments	23

   ARTICLE VI VESTING AND DISTRIBUTION OF BENEFITS
6.1	General Provisions	24
6.2	Vested Percentage in Accounts	24
6.3	Retirement	24
6.4	Timing of Valuation of Participant’s Account	24
6.5	Distribution Upon Withdrawal From the Plan During Employment	24
6.6	Withdrawal From The Plan Because of Termination of Employment	26
6.7	Date of Payment	27
6.8	Loans to Participants	27
6.9	Distribution Limitations Applicable to Deferred Salary Contributions	27
6.10	Right to Have Accounts Transferred	28
6.11	Forfeitures	28
6.12	Duty to Provide Forms and Proofs	29
6.13	Duty to Provide Mailing Address	29
6.14	Benefit Payments in the Event of Incapacity	29
6.15	Unclaimed Amounts	29

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   ARTICLE VII AMENDMENT AND TERMINATION
7.1	Amendment	30
7.2	Termination	30

   ARTICLE VIII MISCELLANEOUS
8.1	Notices and Forms	31
8.2	Plan Not an Employment Contract	31
8.3	Non Assignability	31
8.4	Qualified Domestic Relations Order	31
8.5	Immunity from Liability	32
8.6	Gender and Number	32
8.7	Construction of Agreement	32
8.8	Claims Procedures	32

   ARTICLE IX ADOPTION OF THE PLAN BY AFFILIATED AND ASSOCIATED COMPANIES
9.1	Method of Adoption	32
9.2	Transfer of Funds to Acquired company’s Plans	33
9.3	Receipt of Funds from Acquired Company’s Plans	33
9.4	Merger or Consolidation	33

   ARTICLE X CHANGE IN CONTROL
10.1	Termination or Amendment	34
10.2	Change in Control	34
10.3	Article X Amendment	36
10.4	Successors and Assigns	36
10.5	Severability	36
10.6	Contrary Provisions	36

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RADIOSHACK PUERTO RICO 1165(e) PLAN

PREAMBLE

Because of legal and administrative reasons, effective November 1, 2009, the Company establishes the Plan in order to provide retirement benefits to its employees who are bona fide residents of Puerto Rico, or who perform labor or services primarily within Puerto Rico, regardless of residence for other purposes.  Soon after the effective date of the Plan, all of the accounts of the Company’s Puerto Rico employees under the RadioShack 401(k) Plan will be transferred to this Plan in the name of such employees.

The Plan is a profit sharing plan containing a cash or deferred arrangement intended to qualify under Code Sections 1165(a) and (e), and the trust forming part thereof is intended to be exempt from Puerto Rico and U.S. taxation under Code Section 1165(a) and, pursuant to ERISA Section 1022(i)(1), under Section 501(a) of the U.S. Internal Revenue Code of 1986, as amended, respectively.  It is also intended that the Plan meet all the requirements of ERISA and be a participant directed plan pursuant to the provisions of ERISA Section 404(c).

ARTICLE I
  DEFINITIONS

For purposes of this Plan, unless the context requires otherwise, the following words and phrases shall have the meanings indicated:

1.1
Account or Accounts.  “Account” or “Accounts” shall mean the Deferred Salary Account, Company Account, Voluntary Account, Matching Account, Rollover Account, the Qualified Nonelective Contribution Account, the USERRA Matching Account or the USERRA Deferred Salary Account or the combination thereof, as the context requires.

1.2
Affiliated Business.  “Affiliated Business” shall mean any entity (other than RadioShack Corporation) which, considered with RadioShack Corporation, constitutes either (i) a member of a controlled group of corporations, as defined in ERISA Section 210(c), of which RadioShack Corporation is a member; and (ii) any other trade or business under common control, as defined in ERISA Section 210(d), of or with Radio Shack.

1.3	Beneficiary. “Beneficiary” shall mean the person or entity described in Sections 1.3(a) through (d).

(a)
Person or Entity Designated by the Participant.  If a Participant is unmarried, or if a Participant is married and there is a Qualified Election with respect to a Participant, then “Beneficiary” shall mean any person or entity designated by the Participant, in the form and manner as the Committee may prescribe.

(b)
Spouse.  If a Participant is married and there is not a Qualified Election with respect to the Participant, then “Beneficiary” shall mean the Participant’s Spouse.  Except as provided otherwise in a qualified domestic relations order (as defined in Section 206(d)(3) of ERISA), a Participant shall be treated as unmarried (as provided in Question and Answer 25(b)(2) of Treasury Regulations Section 1.401(a) 20) if, at the time of his death, such Participant has not been married to his Spouse throughout the one year period ending on the earlier of (i) the date of the Participant’s death or (ii) the date on which any distribution is made to the Participant pursuant to Article VI (other than pursuant to Section 6.5).

(c)	Contingent Beneficiary. If the Beneficiary described in Section 1.3(a) or (b) does not survive the member, then “Beneficiary” shall mean:

(i)	Any person or entity designated by the Participant, in the form and manner as the Committee may prescribe; or

(ii)	In the absence of an effective designation under Paragraph (i), the Participant’s estate.

(d)
Lack of Designation.  If an unmarried Participant or a Participant treated as unmarried under Section 1.3(b), fails to designate a Beneficiary pursuant to Section 1.3(a), then “Beneficiary” shall mean the Participant’s estate.

1.4 Code.  “Code” shall mean the Puerto Rico Internal Revenue Code of 1994, as amended and any successor act, law, or statute subsequently enacted to supersede said Code.

1.5 Committee.  “Committee” shall mean the administrative committee appointed pursuant to Section 2.1 to act as plan administrator.

1.6 Company.  “Company” shall mean RadioShack Corporation and all Affiliated Businesses.

1.7 Company Stock.  “Company Stock” shall mean any qualifying employer security as defined in Section 407(d)(5) of ERISA.

1.8 Compensation.  “Compensation” shall mean base pay, bonuses, and commissions paid in cash, and subject to Puerto Rico income tax withholding, and any Deferred Salary Contributions made under the Plan. Compensation specifically does not include any Company contributions made under the RadioShack Stock Plan and/or the RadioShack Employees Supplemental Stock Program which are used to purchase stock for a Participant and are subject to Puerto Rico income tax withholding.  Compensation specifically does not include (either at the time of deferral or at the time of distribution) (a) any compensation deferred under the RadioShack Corporation Executive Deferred Compensation Plan, the RadioShack Corporation Executive Deferred Stock Plan, or any nonqualified agreements between the Company or any Employee which provides for the deferral of compensation (collectively, the “Deferred Compensation Plans”) and (b) any Company contributions made under the Deferred Compensation Plans.

To be taken into account for a Plan Year, Compensation must actually be paid or made available to the Participant (or, if earlier, includible in the gross income of the Participant) within the Plan Year and prior to the Participant’s severance from employment.  Payment for services during the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments will not fail to qualify as Compensation merely because they are paid after the Participant’s severance from employment, provided that such amounts are paid by the later of two and one-half months after the severance from employment or the end of the Plan Year that includes the date of the severance from employment and the amounts would have been included in compensation if they were paid prior to the Employee’s severance from employment.  Compensation will also exclude severance pay and will exclude severance pay or parachute payments if paid after severance from employment and post-severance payments made under a nonqualified unfunded deferred compensation plan unless the payments would have been paid at that time without regard to the severance from employment. Compensation shall not include any compensation an individual earns prior to becoming a Participant in the Plan.

1.9 Computation Period.  The initial Computation Period for determining when an Employee may become a Participant is the 12 consecutive month period beginning on the Employee’s Employment Date.  Subsequent Computation Periods begin on the first day of each month following the Employee's Employment Date.  However, if the Employee incurs a One Year Break in Service (he fails to perform 500 Hours of Service) following a Computation Period during which the Employee did not perform enough Hours of Service to become a Participant but did not incur a One Year Break in Service (he performs 500 or more Hours of Service but less than 1,000 Hours of Service), then subsequent Computation Periods begin on the first day the Employee performs an Hour of Service after the One Year Break in Service.  Purely for exemplary purposes, assume an Employee is hired on January 1, 2009.  The Employee performs 750 Hours of Service during his first year and hence does not become eligible to participate in the Plan, but does not incur a One Year Break in Service.  If in 2010 he performs 250 Hours of Service, he has now incurred a One Year Break in Service.  If the Employee does not work during the period running from January 1, 2009 to February 29, 2010, but performs an Hour of Service on March 1, 2010, his new Computation Period begins on March 1, 2010.  Under the rule as previously stated at the beginning of this Section 1.9, his new Computation Period would have begun on January 1, 2010, absent the exception provided in this Section 1.9.  For purposes of Section 11.7, the Computation Period shall begin on the Employee's Employment Date and each anniversary thereof.

1.10 Disabled Participant.  “Disabled Participant” shall mean any Participant who is Totally and Permanently Disabled.

1.11 Effective Date.  “Effective Date” of the Plan shall mean November 1, 2009.

1.12 Eligible Employee.  “Eligible Employee” shall mean any Employee who is a bona-fide resident of Puerto Rico or performs labor or services primarily within the Puerto Rico, regardless of residence for other purposes, except the following individuals:  (a) any Employee who is included in a unit of employees covered by an agreement that the Secretary of Labor finds to be a collective bargaining agreement between employee representatives  and one or more Employers if retirement benefits were the subject of good faith bargaining between such parties, unless the collective bargaining agreement expressly provided for the inclusion of such employees as Eligible Employees under this Plan, (b) a nonresident alien who receives no earned income for Puerto Rico income tax purposes, (c) any Employee who is a Leased Employee, and (d) any person who is employed outside Puerto Rico or (e) any person who (i) is a nonresident alien and (ii) receives no earned income  from an Employer which constitutes income from sources within Puerto Rico.

1.13 Employee.  “Employee” shall mean any individual 18 years of age or older who is employed by an Employer, is on an Employer’s payroll, and whose wages are subject to FICA withholding.  The term “Employee” shall also include any Leased Employee 18 years of age or older and any person 18 years of age or older who, with respect to an Employer, is treated as an employee of such Employer.  The term “Employee” excludes any person who serves only as a director.  Notwithstanding anything in this Plan to the contrary, the term “Employee” shall not include any individual who is retained by the Company to perform services for the Company (for either a definite or indefinite duration) and who is characterized by the Company as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law.  The exclusion in the preceding sentence shall apply, without limitation, to any individual who is or who has been determined by a third party, including, without limitation, a governmental agency or board or court or arbitrator, to be an employee of the Company for any purpose, including, without limitation, for purpose of any employee benefit plan of the Company (including this Plan) or for purpose of federal or Puerto Rico tax withholding, employment tax or employment law.

1.14 Employer.  “Employer” shall mean RadioShack Corporation and any Affiliated Business adopting the Plan in accordance with the Plan’s requirements.

1.15 Employer Contribution.  “Employer Contribution” shall mean payments to the Trustee by the Employer pursuant to Plan Section 4.2.

1.16 Employment Date.  “Employment Date” shall mean the date an Employee first performs an Hour of Service.

1.17 ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.18 Highly Compensated Employee.  “Highly Compensated Employee” shall mean, with respect to a Plan Year, any Eligible Employee who, determined on the basis of  Compensation for such Plan Year, has Compensation greater than 2/3 of all other Eligible Employees.

1.19 Hour of Service.  “Hour of Service” shall mean:

(a)Each hour for which an Employee is directly or indirectly paid or entitled to payment of compensation by the Company for the performance of duties.  These hours shall be credited to the Employee for the Plan Year(s) or Computation Period(s) in which the duties are performed;

(b)Each hour for which an Employee is directly or indirectly paid or entitled to payment of compensation by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty or other similar reason.  These hours shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by reference; and

(c)Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company.  The same hours shall not be credited under both Section 1.19(a) or Section 1.19(b), as the case may be, and under this Section 1.19(c).  These hours shall be credited to the Employee for the Plan Year(s) to which the award or agreement pertains rather than the Plan Year or Computation Period in which the award, agreement or payment is made.

(d)For Employees paid on other than an hourly basis, Hours of Service shall be credited for each payroll period of the Employee for which the Employee receives or is entitled to receive compensation according to the provisions of Section 2530.200b-3 of the Department of Labor Regulations.

1.20 Inactive Participant.  “Inactive Participant” shall mean a Participant who ceases to be an Eligible Employee but remains in the service of the Company.  An Inactive Participant has all the rights of an active Participant (including the right to take a loan pursuant to Section 6.8), except that an Inactive Participant shall not have the right to defer compensation, pursuant to the Plan, or receive future Employer Contributions, pursuant to the Plan.

1.21 Investment Fund.  “Investment Fund” shall mean the portion of the Trust Fund designated from time to time by the Committee, that is invested in such assets of the Trust Fund (including, but not limited to, interests in common trust funds, qualified pooled trusts or mutual funds) as the Committee selects from time to time.

1.22 Leased Employee.  A “Leased Employee” means each person who is not an employee of the Employer, but who performs services for the Employer pursuant to an agreement (oral or written) between the Employer and any leasing organization, provided that (a) such person has performed such services for the Employer or for related persons on a substantial full time basis for a period of at least one year and (b) such services are performed under the primary direction or control of the Employer.

1.23 Normal Retirement Date.  “Normal Retirement Date” shall mean the date on which a Participant reaches age 65.

1.24 One Year Break in Service.  “One Year Break in Service” shall mean the period described in Section 1.24(a), subject to the terms of Sections 1.24(b) and (c).

(a) General Definition.  “One Year Break in Service” shall mean any Computation Period during which an Employee does not complete more than 500 Hours of Service.

(b) Maternity or Paternity Absences.

(i) In the case of an Employee who is absent from work for any period

(A) Because of the Employee’s pregnancy,

(B) Because of the birth of the Employee’s child,

(C) Because of the placement of a child with the Employee in connection with the adoption of the child by the Employee,

(D) To care for such a child for a period beginning immediately following birth or placement, then Hours of Service described in Paragraph (ii) shall be counted as Hours of Service solely for the purpose of determining whether a One Year Break in Service has occurred.  No more than 501 Hours of Service shall be credited to an Employee under the terms of this Paragraph (i).

(ii) The Hours of Service described in this Paragraph are:

(A) The Hours of Service which otherwise would normally have been credited to the Employee but for the absence described in Paragraph (i), or

(B) If the Hours of Service described in Subparagraph (A) cannot be determined, eight Hours of Service for each normal workday of absence.

(iii) The Hours of Service described in Paragraph (ii) shall be treated as Hours of Service under this Section 1.24(b):

(A) Only in the Plan Year or Computation Period in which the absence begins, if an Employee would be prevented from incurring a One Year Break in Service in that 12 month period solely because the absence is treated as Hours of Service under Paragraph (i); or

(B) In any other case, in the immediately following Plan Year or Computation Period.

(iv) No Hours of Service will be counted as Hours of Service under this Section 1.24(b)(iv) unless the Employee furnishes to the Committee such timely information as the Committee may reasonably require to establish:

(A) That the absence is for the reasons described in Paragraph (i), and

(B) The number of days for which there was such an absence.

(c) Certain Other Absences.  The Employee’s service shall not be deemed to be broken during such period as the Employee shall be:

(i) On military leave; or

(ii) On other leave of absence authorized by the Company for sickness, disability, or other circumstances, granted in accordance with an established and uniformly applied Company policy; or

(iii) Laid off in order to effect a temporary reduction in personnel, provided such Employee shall be re employed within three hundred sixty five (365) days after such layoff.

1.25 Participant.  “Participant” shall mean each Eligible Employee who satisfies the requirements for participation in the Plan as described in Article III.

1.26 Plan.  “Plan” shall mean the contributory profit sharing plan and trust known as the RadioShack Puerto Rico 1165(e) Plan, as it may be amended from time to time.

1.27 Plan Year.  Each Plan Year shall commence on July 1 and end on the immediately subsequent June 30, except for the first Plan Year which will be a short plan year from November 1, 2009 to June 30, 2010.

1.28 Qualified Election.

(a) General Rule.  “Qualified Election” shall mean an election by a married Participant to have the balance of his Accounts paid, in the event of his death, to a Beneficiary other than his Spouse.

(b) Consent of Spouse.  The election described in Section 1.28(a) will not constitute a Qualified Election unless the Participant’s Spouse consents to the election in the manner described in this Section 1.28(b):

(i) The Spouse must consent to the election in writing;

(ii) The election must designate a Beneficiary which may not be changed without the Spouse’s consent (unless the Spouse’s consent expressly permits designations by the Participant without any requirement of further consent by the Spouse); and

(iii) The Spouse’s consent acknowledges the effect of the election and is witnessed by a Plan representative or a notary public.

(c) Special Rule Where There is No Spouse or the Spouse Cannot be Located.  The consent requirements of Section 1.28(b) shall not apply if it is established to the satisfaction of a Plan representative that the consent may not be obtained because (i) there is no Spouse, (ii) the Spouse cannot be located, or (iii) of the fulfillment of such other circumstances that the Secretary of the Treasury or his designate may prescribe by regulations.

(d) Validity of Consent.

(i) Consent is Irrevocable.  If a Spouse consents to a waiver in the manner described in Section 1.28(b), then the Spouse may not subsequently revoke that consent.

(ii) Application.  Any consent by a Spouse (or establishment that the consent of the Spouse need not be obtained) is effective only with respect to that Spouse.

(iii) Revocation of a waiver.  A Participant may revoke his election without obtaining another consent from his Spouse at any time before the beginning of Plan benefit payments.  The number of revocations shall not be limited.

1.29 Retired Participant.  “Retired Participant” shall mean any Participant who has qualified for retirement and the receipt of benefits under the Plan and who has separated from service with the Company.

1.30 Spouse.  Subject to Section 1.3(b), “Spouse” shall mean a Participant’s spouse (or surviving spouse) and a Participant’s former spouse to the extent provided by a qualified domestic relations order (as defined in Section 206(d)(3) of ERISA).

1.31 Totally and Permanently Disabled.  “Totally and Permanently Disabled” shall mean a disability which would entitle the Participant to long term disability benefits under the guidelines and regulations promulgated by the United States of America Social Security Administration.

1.32 Trust and Trust Fund.  “Trust” shall mean the trust created under the Plan.  “Trust Fund” shall mean the cash, securities, life insurance contracts, annuity contracts, real estate, shares of common trust funds and any other property held by the Trustee pursuant to the Plan, together with income therefrom.

1.33 Valuation Date.  “Valuation Date” shall mean every NYSE market trading day and any other dates the Committee may designate in writing from time to time.  If a Valuation Date would otherwise occur on a Saturday, Sunday or holiday, then “Valuation Date” shall mean the preceding NYSE market trading day.

1.34 Year of Service.

(a)For purposes of determining eligibility to participate in the Plan, a “Year of Service” shall mean a Computation Period during which the Employee has not less than one thousand (1,000) Hours of Service.  In determining whether an Employee earned one (1) Year of Service for purposes of eligibility to participate in the Plan, there shall also be credited to an Employee or other individual employed by the Employer as identified in Section 3.4, service rendered by the Employee or individuals while employed by an Affiliated Business.  Years of Service shall include years of service required to be included under Section 3.2 with respect to qualified military service.

(b)Notwithstanding the foregoing, prior to May 19, 2004, an Employee’s years of service for vesting purposes shall be determined in accordance with this paragraph (b).  Vesting service shall be credited beginning with the Employee’s Employment Date and ending on the date as of which vesting service is being determined, excluding any Period of Severance.  A “Period of Severance” begins upon the Employee’s Severance from Service and ends upon his or her reemployment by the Employer (if any).  Notwithstanding the foregoing, an Employee will receive credit for a Period of Severance which is less than 12 consecutive months.  For purposes of this Section 1.34, the Employee’s “Severance from Service” is the earliest of the date on which an Employee ceases to be an Employee by reason of a quit, retirement, discharge or death.

ARTICLE II
ADMINISTRATION

2.1 Appointment of Administrative Committee.  The Board of Directors of RadioShack Corporation shall appoint an Administrative Committee (the “Committee”) to administer the Plan.  This Committee shall consist of three or more members who shall not necessarily be employees of the Company. RadioShack Corporation shall advise the Trustee of the names of the members of the Committee, and the Trustee shall be entitled to  rely thereon until similarly advised of a change in the membership of the Committee.  The Committee shall be the “plan administrator” of the Plan, as defined in Section 3(16)(A) of ERISA, and a “named fiduciary” within the meaning of Section 402(a) of ERISA.

2.2 Term of Office of Committee Members.  Each member of the Committee shall hold office until his death, disability, resignation, removal from office, or, if the member is an employee of the Company, upon his termination of employment.  Any member of the Committee may be removed by the Board of Directors of RadioShack Corporation at its discretion.  Any Committee member may resign by delivering his written resignation to RadioShack Corporation and to the Committee.  Any vacancies in the Committee arising from any cause whatsoever shall be filled by the Board of Directors of RadioShack Corporation.  Until such vacancy is filled, the other members of the Committee may continue to act.

2.3 Powers and Duties.  The Committee, in its sole and absolute discretion, shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.  Without limiting the generality of the foregoing, the Committee shall have the following powers:

(a)To make and publish such rules and regulations as it may deem necessary, in its sole and absolute discretion, to carry out the provisions of the Plan;

(b)To determine, in its sole and absolute discretion, all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility of employees and of the status and rights of Participants, Beneficiaries and any other person hereunder;

(c)To direct the investment and reinvestment of the Trust Fund and the income therefrom, as more particularly specified hereinafter;

(d)To authorize all disbursements by the Trustee from the Trust Fund for fees and expenses incurred in the administration of the Plan;

(e)To decide, in its sole and absolute discretion, any dispute arising hereunder;

(f)To construe, in its sole and absolute discretion, the provisions of the Plan and to correct any defects therein; and

(g)To provide, in its sole and absolute discretion, procedures for determination of claims for benefits.

The determination of the Committee as to any question arising hereunder shall be conclusive and binding on all persons.

2.4 Organization and Operation of the Committee.  The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or by vote or action in writing without a meeting; however, a Committee member shall not vote on any question relating specifically to himself, but any necessary action regarding such Committee member shall be decided by the remaining members of the Committee.  In the event the remaining members of the Committee are unable to agree upon the disposition of any such question, the Board of Directors of RadioShack Corporation shall appoint another person eligible for membership on the Committee to serve as a temporary member for the purpose of reaching a decision on the matter in issue.  Such matters shall then be determined by a majority of the Committee, including said temporary member.  The Committee may delegate from time to time the performance of its duties to such person or persons as the Committee deems fit.

The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name and names of its members so designated with specimen signatures of Committee members.  The Trustee thereafter shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation.

The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs, and may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of the Plan.  Such accountants and counsel may, but need not, be accountants and counsel for RadioShack Corporation.  The Committee shall be entitled to rely conclusively upon, and shall be fully protected in, any action taken by it in good faith in relying upon any opinions or reports which shall be furnished to it by any such accountant, counsel, specialist, or other such person.

RadioShack Corporation may furnish the Committee with such clerical assistance on a full or part time basis as shall from time to time be reasonable or desirable to assist in the administration of the Plan, and may, in its discretion, pay such of the Trustee’s fees and expenses incurred in the administration of the Plan, including but not limited to all transfer taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon, or in respect of, the Trust Fund, save and except: (a) fees for origination and annual administration of Participant loans; (b) fees for distributions from a Participant’s account(s); (c) taxes charged upon the income of the Trust or upon a Participant’s distribution; (d) fees and expenses ordinarily paid directly by the mutual fund or charged to shares; (e) those costs and expenses, including attorneys’ fees, which are charged to the accounts of Participants by a court of competent jurisdiction in any litigation in which the Plan or any of its fiduciaries is a party; (f) commissions incurred for the trading of securities held in the Trust Fund; and (g) costs associated with issuing any security certificates.

2.5 Records.  The Committee shall keep a record of its actions, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan.  The Committee shall notify the Trustee of any action taken by the Committee and, when required, shall notify any other interested person or persons.

2.6 Immunity from Liability.  Subject to applicable law, no present or former member of the Committee shall incur any liability for any action or failure to act, excepting liability for his own gross negligence or willful misconduct. RadioShack Corporation shall indemnify each present or former member of the Committee against any and all claims, losses, damages, expenses and liabilities, including any amounts paid in settlement with the Committee’s approval, arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.  The Committee may, at its discretion, require the written approval or disapproval of RadioShack Corporation prior to taking action in any particular matter made the subject of its responsibility hereunder.

ARTICLE III
ELIGIBILITY

3.1 Conditions of Eligibility.  Each Eligible Employee who is a Participant in the RadioShack 401(k) Plan immediately prior to the Effective Date shall automatically become a Participant in the Plan on the Effective Date.  On and after the Effective Date, a person who is an Eligible Employee may participate in the Plan (i) on, or at any time after, the date he completes the one year anniversary of his Employment Date if during such period he completed a Year of Service or (ii) if the Eligible Employee has not completed a Year of Service as of the one year anniversary of his Employment Date, then the Eligible Employee may participate in the Plan on or at any time after he completes a Year of Service.

3.2 Resumption of Service with the Employer.  Notwithstanding anything in this Section 3.2 to the contrary, a rehired Eligible Employee shall not become a Participant earlier than he would have if he did not have termination of service.

(a) Former Participant.  A rehired Eligible Employee who was a Participant before his termination of service and is rehired shall be subject to the eligibility requirements of Section 3.1 upon his return to employment unless such Participant did not incur a One Year Break in Service in which case such Participant shall immediately become a Participant in the Plan.

(b) Other Eligible Employees.  A rehired Eligible Employee shall immediately become a Participant in the Plan after he has met the requirements of Section 3.1.

(c) Qualified Military Service.  The following shall apply with respect to military service if applicable:

(i) If an Eligible Employee whose employment rights are protected by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”), was a Participant before his or her termination in service and is thereafter rehired, such Eligible Employee may elect to make Deferred Salary Contributions in accordance with Section 4.1 for the period during which the Eligible Employee was in “qualified military service” (as defined under USERRA).  In addition, the Eligible Employee’s Years of Service shall include the period of his or her qualified military service.  The Eligible Employee shall designate the Plan Year(s) to which the Deferred Salary Contributions relate. Such Deferred Salary Contributions may be made during the period beginning on the date of rehire of such Eligible Employee, and must be completed by the end of the period that is the lesser of (A) the product of 3 and the period of qualified military service, or (B) five years following the date of such reemployment.  For purposes of this Section 3.2(c) these Deferred Salary Contributions shall be referred to in this Section 3.2(c) as “Makeup Deferred Salary Contributions.” The Makeup Deferred Salary Contributions shall be credited to the Participant’s USERRA Deferred Salary Account. If such Eligible Employee has a termination of employment during the period the Eligible Employee is entitled to make Makeup Deferred Salary Contributions, then such Eligible Employee may make Makeup After-Tax Contributions which shall be allocated to the Eligible Employee's Voluntary Account in such amounts and during such period as the Eligible Employee could have made Makeup Deferred Salary Contributions had such Eligible Employee not terminated employment and such Makeup After-Tax Contributions shall be allocated Employer matching contributions as if they were Makeup Deferred Salary Contributions.

(ii) If an Eligible Employee is rehired following a period of qualified military service and pays Makeup Deferred Salary Contributions and Makeup After-Tax Contributions then the Company shall contribute on behalf of such Eligible Employee an amount equal to the Employer Contributions the Company would have made if the Makeup Salary Contributions and Makeup After-Tax Contributions had been contributed by the Eligible Employee during the period of his or her qualified military service.  These contributions by the Company shall be credited to the Participant’s USERRA Matching Account which for all purposes hereunder shall be treated the same as a Matching Account.

(iii) In the event any contributions are made by the Participant and the Company pursuant to Section 3.2(c)(i) and (ii) above, the Eligible Employee shall not be entitled to any earnings on such contributions or be eligible to receive or be paid any amounts based on or due to forfeitures attributable to Employer Contributions that may have occurred or been payable during the period of his or her qualified military service.

(iv) Any Eligible Employee who is rehired following a period of qualified military service shall, for purposes of this Section 3.2(c) be treated as receiving Compensation equal to the Compensation the Eligible Employee would have received during such period if the Eligible Employee were not in qualified military service, determined based on the rate of pay the Eligible Employee would have received but for the absence; provided, however, if the Compensation the Eligible Employee would have received during such period is not reasonably certain, Compensation for this purpose shall equal the Eligible Employee’s average Compensation during the 12 months immediately preceding the qualified military service (or, if shorter, the period of employment immediately preceding the qualified military service).

(v) Any contributions made pursuant to Section 3.2(c)(i) and (ii) above are not subject to the limits under Sections 1165(e)(7)(A) of the Code in the Plan Year(s) in which made; rather, such contributions are subject to such limits in the Plan Year(s) to which the contributions relate.  Such contributions will not be subject to testing for purposes of Section 1165(e) of the Code for any Plan Year.

3.3 Change in Employment Status.  If a Participant ceases to be an Eligible Employee due to a change in employment status while remaining employed by the Employer or any Affiliated Business, he shall become an Inactive Participant until he again becomes an Employee who satisfies the employment status required to become an Eligible Employee.  If an individual (who is employed by the Employer and who is not a Participant because he is not an Eligible Employee) becomes an Eligible Employee due to a change in employment status, he will become a Participant as of the first day of the calendar quarter coincident with or next following the date his employment status changed, provided he would have been eligible to become a Participant had he met the definition of an Eligible Employee on his Employment Date.

3.4 Employment by Employer; Service with Newly Acquired Entities; Records of Employer.

(a)In the event the Employer has or shall acquire the control of any organization by the purchase of assets or stock, merger, amalgamation, consolidation or any other similar event, the Board of Directors of RadioShack Corporation may direct to what extent, if any, employment by such organization shall be deemed to be employment by the Employer and, in connection therewith, may specify a special entry date for participation.

(b)The personnel records of the Employer or any Affiliated Business shall be conclusive evidence for the purpose of determining the period of employment of any and all Employees.

3.5 Application for Participation.  In order to contribute to the Plan, each Eligible Employee shall make an election as is acceptable to the Committee, wherein he shall evidence:

(a)his intent to participate in the Plan;

(b)his election to defer a portion of his Compensation and have the Employer make contributions to the Trust Fund in accordance with Article IV; and

(c)his consent that such deferred salary reductions be withheld by the Employer from his Compensation at each pay period.

An Eligible Employee may file an application for participation in the Plan at any time on or after his Employment Date; provided, however, that the Eligible Employee’s participation in the Plan shall be effective no earlier than the time prescribed by Section 3.1.  If an Eligible Employee files an application for participation in the Plan following the time the Eligible Employee satisfies the participation requirements prescribed by Section 3.1, his participation in the Plan shall begin the latter of his eligibility date or as soon as administratively feasible.

ARTICLE IV
CONTRIBUTIONS

4.1 Salary Reductions.

(a) Deferred Salary Contributions

.  Each Participant may elect in accordance in Section 3.5 to defer an amount equal to 1% to 75% in whole percentages of his compensation and have the Employer contribute the amount to the Trust Fund.  The contributions under this paragraph are hereinafter called “Deferred Salary Contributions.”  A Participant’s annual Deferred Salary Contribution is limited to the amount permitted under Section 1165(e)(7)(A)  of the Code, provided, however, that any Participant eligible for the increased limitations applicable to Deferred Salary Contributions provided in Section 1165(e)(7)(C) of the Code shall be limited to the maximum Deferred Salary Contribution allowed pursuant to Section 1165(e)(7)(C) of the Code.

(b)The election of the Participant to defer a portion of his Compensation in lieu of receiving cash is intended to meet the requirements of Section 1165(e) of the Code as amended and the regulations thereunder.

(c)The election of the Participant to defer or not to defer a portion of his Compensation in lieu of receiving cash shall remain in effect until the Participant files a change of election.

(d)All contributions of the Participant are nonforfeitable being held in trust for the account of the Participant or his Beneficiary.

(e)Notwithstanding anything in this Section 4.1 to the contrary the Committee shall have the discretion to limit the Deferred Salary Contributions and related matching contributions made by or for any Highly Compensated Employee for any Plan Year as the Committee deems necessary in order for the Plan to comply with the limitations of Section 4.5 regardless of whether the limit of such Deferred Salary Contributions and related matching contributions, in whole or in part, is found at the end of the relevant Plan Year to be necessary in order for the Plan to comply with Section 4.5.

4.2 Matching Contributions.  Each payroll period, the Employer shall contribute a matching amount, which may be reduced by forfeitures used as Matching Contributions, to the Trust Fund on behalf of Participants that make a Deferred Salary Contribution during the applicable payroll period subject to the limitations described in this Section 4.2.  Matching contributions for each applicable Participant shall equal 100% of the Participant Deferred Salary Contribution up to four percent of the Participant's Compensation for the payroll period.  The matching amount shall be contributed to the Plan and allocated to each Participant’s Matching Account on each payroll period.  The contribution by the Employer may be in the form of either Company Stock or cash.  Notwithstanding the foregoing provisions of this Section 4.2, if the rate of a Participant's Deferred Salary Contribution prevents the Participant from receiving a Matching Contribution equal to the lesser of four percent of his Compensation for the Plan Year or the amount of his Deferred Salary Contributions for the Plan Year, as soon as administratively feasible following the end of the Plan Year the Employer shall contribute make an additional matching amount equal to (a) the lesser of (i) four percent of the Participant's Compensation or (ii) the Participant's Deferred Salary Contributions for the Plan Year, minus (b) the matching amount previously contributed on behalf of the Participant for the Plan Year.

4.3 Payment of Contributions.

(a)The Employer’s total contribution for each Plan Year shall be made, in one or more installments, not later than the due date (including extensions thereof) for filing the federal income tax return of the Employer for its fiscal year and the Plan Year for which the contribution is made.

(b)The Employer shall withhold and deduct on each regular pay day from each Participant’s Compensation that percentage of same which each Participant shall have elected and designated as his “deferred salary contribution” to the Trust Fund.  The Employer shall pay over to the Trustee all such contributions of Participants as soon as practicable following each payroll period in which such contributions shall have been deducted and withheld.

4.4 Transfers From Qualified Plans.

(a)With the consent of the Committee, amounts may be transferred from other qualified plans by Employees, provided that the trust from which such funds are transferred permits the transfer to be made and the transfer will not jeopardize the tax exempt status of the Plan or Trust or create adverse tax consequences for the Company.  The amounts transferred shall be set up in a separate account herein referred to as a “Rollover Account.”  Any amounts in such Rollover Account shall be fully vested at all times and not subject to forfeiture.

(b)Amounts in a Rollover Account shall be held by the Trustee pursuant to the provisions of this Plan and may not be withdrawn by, or distributed to the Participant, in whole or in part, except as provided in paragraphs (c) or (d) of this Section.

(c)At the date specified in the Plan when a Participant or Beneficiary shall be entitled to receive benefits, the fair market value of the Rollover Account shall be used to provide additional benefits to the Participant or Beneficiary.  Any distributions of amounts held in a Rollover Account shall be made in a manner which is consistent with and satisfies the provisions of Article VI, including, but not limited to, all notice and consent requirements under the Code and the Regulations thereunder.

(d)At the time the Plan accepts a Participant rollover, the Participant shall have specified the investment selection(s) in which his Rollover Account should be invested, and these investment selections shall be effectuated as soon as practicable.

(e)For purposes of this Section, the term “qualified plan” shall mean any tax qualified plan under Section 1165(a) of the Code.  The term “amounts transferred from other qualified plans” shall mean: (i) the total account balance transferred to this Plan directly from another qualified plan; or (ii) the total distribution from another qualified plan which is an eligible rollover distribution and which is either transferred by the Employee to this Plan within 60 days following his receipt thereof or is transferred pursuant to a direct rollover.

(f)Prior to accepting any transfers to which this Section applies, the Committee may require the Employee to provide documentation to establish that the amounts to be transferred to this Plan meet the requirements of this Section or, if such documentation is not available, may require the Employee to provide an opinion of counsel satisfactory to the Committee that the amounts to be transferred meet the requirements of this Section.

(g)Notwithstanding anything herein to the contrary, a transfer directly to this Plan from another qualified plan (or a transaction having the effect of such a transfer) shall only be permitted if it will not result in the elimination or reduction of any rights or benefits protected pursuant to Section 204(g) of ERISA.

4.5 Discrimination Test Allocation Limit.

(a) ADP Test
.  For each Plan Year, the Employer shall ensure that either the test set forth in paragraph (i) or (ii) below is satisfied with respect to Deferred Salary Contributions.
(i) the Actual Deferral Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Deferral Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

(ii) the Actual Deferral Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Deferral Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year multiplied by 2, provided that the Actual Deferral Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Deferral Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year by more than two (2) percentage points.

(iii) The tests set forth in paragraphs (i) and (ii) may at the Company’s discretion be made by separating the Plan into two plans, one for otherwise excludable Employees, and one for any other Employees.

(b) Actual Deferral Percentage.

(i) The term “Actual Deferral Percentage” (“ADP”) shall mean the average of the ratios (expressed as a percentage), calculated separately for each Participant, of the amount contributed as Deferred Salary Contributions (including Qualified Nonelective Contributions and Qualified Matching Contributions treated as Deferred Salary Contributions pursuant to Sections 4.6(c) and (d), respectively, and excluding any Deferred Salary Contributions made pursuant to Section 3.2 or Section 1165(e)(7)(C) of the Code and Excess Deferral Amounts for non-Highly Compensated Employees made under this Plan or any plan of the Company) to the Trust on behalf of each such Participant for a Plan Year to the Participant’s Compensation.

(ii) For purposes hereof, “Participant” is hereby defined to include a person who for any part of the Plan Year is directly or indirectly eligible to make a cash or deferred election under the Plan for all or a portion of a Plan Year and includes: an Employee whose eligibility to make Deferred Salary Contributions has been suspended because of an election (other than certain one-time elections) not to participate, a distribution, or a loan. In the case of an eligible Employee who makes no Deferred Salary Contributions the ADP that is to be included in determining the ADP test is zero.

4.6 Disposition of Excess Deferrals and Contributions.

(a) Excess Deferral Amounts

.  Notwithstanding any other provision of the Plan, Excess Deferral Amounts and income or loss allocable thereto shall be distributed no later than April 15th to Participants who claim such Excess Deferral Amounts for the preceding calendar year.

“Excess Deferral Amount” means the amount of Deferred Salary Contributions for a calendar year in excess of the limitation set forth in Section 1165(e)(7)(A) of the Code (including if applicable the limitation under Section 1165(e)(7)(C) of the Code) for such calendar year that the Participant elects to have distributed from the Plan pursuant to the claims procedure set forth in the following paragraph.  In the event the Participant’s Deferred Salary Contributions to the Plan for a calendar year, when added to amounts deferred under other plans, contracts or arrangements, described in Section 1165(e) of the Code  for such calendar year, of the Company constitute Excess Deferral Amounts, such Participant shall be deemed to have filed a claim in accordance with the following paragraph, and the appropriate Employer or Affiliated Business shall notify RadioShack Corporation on behalf of the Participant under those circumstances.

The Participant’s claim shall be in writing; shall be submitted to RadioShack Corporation no later than March 1 following the calendar year in question; shall specify the Participant’s Excess Deferral Amount for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Excess Deferral Amount, when added to amounts deferred under other plans, contracts or arrangements described in Section 1165(e) of the Code for such calendar year, exceeds the limit imposed on the Participant by Section 1165(e)(7)(A)  of the Code (including if applicable the limitation under Section 1165(e)(7)(C) of the Code) for the Plan Year in which the deferral occurred.

The Excess Deferral Amount distributed to a Participant with respect to a calendar year shall be adjusted for income or loss allocable to the Excess Deferral Amount, determined in a manner consistent with Puerto Rico Treasury Department guidelines.

(b) Distribution of Excess Contributions.  Notwithstanding any other provision of the Plan and to the extent RadioShack Corporation elects not to utilize Employer Contributions pursuant to Section 4.6(d), or make Qualified Nonelective Contributions pursuant to Section 4.6(c), to satisfy the ADP test, Excess Contributions and income allocable thereto shall be distributed to Participants on whose behalf such Excess Contributions were made no later than the last day of the Plan Year following the Plan Year in which the Excess Contributions were made.  Any Employer matching contributions and income allocable thereto allocated on account of such Excess Contribution shall be forfeited.

Excess Contributions are allocated to the Highly Compensated Employees with the largest amounts of employer contributions taken into account in calculating the ADP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all of the Excess Contributions have been allocated.  For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Contributions.  “Excess Contributions” shall mean, with respect to any Plan Year, the excess of: the aggregate amount of contributions described in Section 1165(e) of the Code (including Qualified Nonelective Contributions and Qualified Matching Contributions treated as Deferred Salary Contributions) actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over (i) the maximum amount of such contributions permitted by the test set forth in Section 4.5(a)(i) or (ii) (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

The Excess Contributions which would otherwise be distributed to the Participant shall be adjusted for income or loss and shall be reduced, in accordance with Code Regulations, by the amount of excess deferrals distributed to the Participant.

The income or loss allocable to Excess Contributions shall be determined in a manner consistent with the Code Regulations and shall include income or loss allocable to the period between the end of the Plan Year and the date of distribution as provided in the Code Regulations.

(c) Qualified Nonelective Contributions.

(i) RadioShack Corporation may, for any Plan Year, make Qualified Nonelective Contributions for non-highly Compensated Employees who received Compensation from the Employer for the Plan Year.  The following rules apply to Qualified Nonelective Contributions:

(A) Qualified Nonelective Contributions for any Plan Year must be allocated to Participants’ Qualified Nonelective Contributions Accounts as of a date no later than the last day of that Plan Year, and must be actually paid to the Plan within the 12-month period following the last day of that Plan Year.

(B) RadioShack Corporation may designate which Participants are to receive allocations of Qualified Nonelective Contributions, and the method by which they are to be allocated to Participants.

(C) Any Qualified Nonelective Contribution may be taken into account under the Actual Deferral Percentage Test for the Plan Year for which it is made.

(d) Qualified Matching Contributions.  RadioShack Corporation may, for any Plan Year, treat certain Matching Contributions as Qualified Matching Contribution (“QMAC”) or make QMACs for that Plan Year.  Forfeitures shall not be included in this allocation.  Only those Participants who were non-Highly Compensated Employees for that Plan Year and for whom some Deferred Salary Contributions were made for such Plan Year shall share in such allocation.  This allocation shall be made first to the Participant with the least amount of compensation and then, in ascending order of compensation, to other eligible Participants, provided that this allocation shall satisfy the PR Code requirements which are incorporated herein.  The amount of the QMAC to be so allocated shall be that amount required to cause the Plan to satisfy the ADP test for the Plan Year.  Such QMAC shall be treated as Deferred Salary Contributions subject to the PR Code. The QMAC which is allocated in accordance with this Section to a Participant shall be credited to that Participant’s Deferred Salary Contribution Account for the Plan Year with respect to which it is made and shall be credited as soon as practicable after it is received by the Trustee.

4.7 Conclusiveness of Determination of Contributions.  Neither the Trustee nor the Committee shall be under any duty to inquire into the correctness of the amounts contributed and paid over to the Trustee by Employer in accordance with the Plan nor shall the Trustee or the Committee or any other person be under any duty to enforce the payment of the contributions to be made under the Plan; and the determination by RadioShack Corporation of contributions hereunder shall be final and conclusive upon all persons.

4.8 Reversion and Diversion.

(a) Reversion

.  Contributions made under this Plan by the Employer and Deferred Salary Contributions made on behalf of Participants by the Employer are conditioned hereby upon the deductibility thereof under Section 1023(n) of the Code and that they have properly been contributed.  To the extent that part or all of the deduction for any contribution is disallowed or that such contribution has been contributed on account of a mistake of fact, then the contribution or portion of the contribution may be returned to the Employer within one year after the date of disallowance of the deduction or the date the mistaken contribution was made, if applicable; provided, however, that any Deferred Salary Contributions for which a deduction is disallowed shall be returned to the respective Participant.  Except as otherwise specified in this Section, the Employer may not recover any part of the contributions made to this Plan.  The provisions of Section 4.8(b) shall not prevent the application and implementation of this Section 4.8(a).

(b) Diversion

.  No part of the Trust Fund created by this Plan, except as required to pay taxes and administrative expenses or that has been contributed on account of a mistake of fact, shall be used or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries or estates.  Notwithstanding the foregoing, the vested portions of a Participant’s or Beneficiary’s Accounts may be reduced to cover the costs associated with commissions attributable to the trade of a security held in any Account or the costs associated with the certification of any security distributable in kind to a Participant or Beneficiary. All amounts in the Matching Account and any other Accounts which are invested in Company Stock shall be held in the Plan fund for Company Stock (the “Company Stock Fund”).  All dividends, interest, and other earnings of the Company Stock Fund shall be held in that Fund.  Amounts held in the Company Stock Fund shall remain in that Fund until distributed or transferred to another investment option as directed by the Participant in accordance with Section 5.3.

ARTICLE V
ACCOUNTS AND VALUATION

5.1 Participant’s Accounts.  The Trustee shall establish and maintain the Trust Fund.  The Company has appointed a record keeper to establish and maintain Accounts in the name of each Participant. All contributions shall be allocated to each such Participant pursuant to the provisions of Section 5.3 hereof.

5.2 Valuation of Accounts.  An Account’s value is based on the fair market value of all investments less liabilities in the Account which are held in the Trust Fund.  The value of any securities constituting Company Stock as of any date shall be equal to:

(a)In the case of securities listed on a national exchange: (i) for statement purposes, the closing price of such securities; (ii) for purchase and sale on the open market purposes, the price at which the securities may be purchased or sold; or (iii) for purposes of the initial valuation of Company common stock received from the Company in exchange for securities not listed on a national securities exchange, the average of the high and low prices of such securities for the Valuation Date on the New York Stock Exchange (or such national exchange as shall be designated by the Committee in the event a security is not traded on the New York Stock Exchange; for purposes of this Section 5.2(a), a system sponsored by a national securities association registered under Section 15A(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) shall be deemed to be a national exchange).

(b)In the case of securities not listed on a national exchange, the fair market value as determined in good faith and in accordance with regulations prescribed by the Secretary of the Treasury.  Such fair market value shall be determined by an independent appraiser.

Notwithstanding any other provision of the Plan, to the extent that Participants’ Accounts are invested in mutual funds or other assets for which daily pricing is available (“Daily Pricing Media”), the balance of each Account shall reflect the results of such daily pricing from the time of actual receipt until the time of distribution.  Investment elections and changes pursuant to Section 5.3 shall be effective upon receipt of the funds by the Daily Pricing Media.  References elsewhere in the Plan to the investment of contributions “as of” a date other than that described in this Section shall apply only to the extent, if any, that assets of the Trust Fund are not invested in Daily Pricing Media.

5.3 Accounts and Investments.

(a) Deferred Salary Account.  The Trustee as of each payroll period (or Plan Year in the case of Makeup Deferred Salary Contributions, as defined in Section 3.2(c) hereof) for which the Participant shall make Deferred Salary Contributions, shall allocate to the Deferred Salary Account or USERRA Deferred Salary Account, as applicable, of such Participant, the contributions of that Participant for such payroll period (or Plan Year in the case of Makeup Deferred Salary Contributions).  Deferred Salary Accounts (including any USERRA Deferred Salary Accounts) will be invested in increments of 1% in Company Stock, any of the Investment Funds made available to Participants by the Committee, as the Participant may direct, and/or if vested a Participant Loan.

(b) Company Account.  The Employer will maintain the Company Account for Employer Contributions made in a prior plan before October 1, 1990. Company Accounts will be invested as directed by the Participant, in increments of 1% in Company Stock, any of the Investment Funds made available to the Participants by the Committee, and/or if vested a Participant Loan.

(c) Voluntary Account.  Voluntary contributions will be held in the Voluntary Account.  Voluntary Accounts will be invested as directed by the Participant, in increments of 1% in Company Stock, any of the Investment Funds made available to the Participants by the Committee, and/or if vested a Participant Loan.  Voluntary contributions shall mean any after-tax employee contributions permitted under a prior plan before July 1, 1987, and any Makeup After-Tax Contributions made by an Eligible Employee returning from “qualified military service” (as described in Section 3.2(c) hereof).

(d) Matching Account.  Matching contributions (including any matching contributions made pursuant to Section 3.2(c)(ii)) shall be held in the Matching Account or USERRA Matching Account as applicable.  The Matching Account and USERRA Matching Account will be invested in Company Stock or as directed by the Participant in increments of 1% in Company Stock, any of the investment funds made available to the Participants by the Committee, and/or if vested a Participant Loan.

(e) Rollover Account.  Rollover contributions from another retirement plan maintained pursuant to Section 1165(a) of the Code shall be held in the Rollover Account.  Rollover Accounts will be invested in increments of 1% in Company Stock, any Investment Funds made available to Participants by the Committee and/or a Participant Loan as the Participant may direct.

(f) Qualified Nonelective Contribution Account.

(i) Qualified Nonelective contributions will be held in the Qualified Nonelective Contribution Account. Qualified Nonelective Contribution Account will be invested as directed by the Participant, in increments of 1% in Company Stock, any of the Investment Funds made available to the Participants by the Committee, and/or if vested a Participant Loan.

(ii) “Qualified Nonelective Contributions” means any contribution made by an Employer to a Qualified Plan of an Employer (other than Deferred Salary or Matching Contributions) that (a) the Employee may not elect to receive in cash until paid from the Qualified Plan, (b) is 100% vested and nonforfeitable when made, and (c) is not payable under the terms of the Plan to Employees or their beneficiaries before the earliest of:

(A) separation from service, death, or disability of the Employee;

(B) attainment of age 59½ by the Employee;

(C) termination of the Plan without establishment of a successor plan;

(D) the disposition by an Employer that is a corporation to an unrelated corporation of substantially all of the assets in the trade or business of the corporation with respect to Employees who continue employment with the corporation acquiring such assets; or

(E) the disposition by an Employer that is a corporation to an unrelated entity of the Employer’s interest in a subsidiary with respect to Employees who continue employment with such subsidiary.

(g) Default Investment.  Except as provided elsewhere in this Section 5.3, if a Participant fails to direct the investment of assets in his Account, the undirected assets will be invested in the Plan’s default investment fund in accordance with Section 404(c)(5) of ERISA and the regulations promulgated thereunder.  In accordance with final Department of Labor regulations, the Committee will provide each Participant with a notice, at least thirty days prior to the beginning of each Plan Year, which explains the Participant’s right under the Plan to designate how contributions and earnings will be invested and explaining how, in the absence of any investment election by the Participant, such contributions and earnings will be invested in a default investment fund.

5.4 Valuation of the Trust Fund and Reports.

(a)The Trustee as of each Valuation Date shall determine the net worth of the assets of the Trust Fund and report such value to the Committee in writing.  In determining such net worth, the Trustee shall evaluate the assets of the Trust Fund at their fair market value as of such Valuation Date and shall deduct all expenses properly chargeable against the Trust Fund under the terms of this Plan.  The record keeper will specifically maintain separate records as to the total value of each Participant’s Accounts.

(b)           The Committee will distribute to each Participant, in written or electronic form, and at least once every calendar quarter, a benefit statement setting forth the following information with respect to the Participant’s Accounts:

(i)	The value of the assets credited to such Accounts as of the most recent Valuation Date;

(ii)	An explanation of any restrictions on investment decisions;

(iii)
An explanation of the importance of a well-balanced and diversified portfolio, including a statement about the risk of holding more than twenty percent of such Accounts in the security of a single entity;

(iv)	An indication of the Participant’s vesting status (updated annually); and

(v)A notice directing the Participant to the Department of Labor’s website for information on investing and diversification.

5.5 Allocation of Cash Dividends on Company Stock.

(a)Cash dividends paid on shares of Company Stock shall be invested in Company Stock and allocated to the applicable Account as earnings under Section 5.3.

(b)Stock dividends shall be allocated to the Company Stock Fund.

5.6 Diversification of Investments.  In the event the Committee restricts the investment diversification rights of Participants in the Plan, each Participant will retain the right to diversify the portion of his Account invested in employer securities on at least a quarterly basis and must be allowed to direct the reinvestment of an equivalent amount in other investment options.  The Plan will, at all times, offer at least three (3) investment options to each Qualified Participant making an election under this Section 5.6 each of which will be diversified and have materially different risk and return characteristics.

ARTICLE VI
VESTING AND DISTRIBUTION OF BENEFITS

6.1 General Provisions.  Except as provided in Article VII hereof, relating to termination of this Trust Fund, a Participant’s Accounts in the Trust Fund shall vest and shall be distributed as provided herein.

6.2 Vested Percentage in Accounts.  A Participant is always 100% vested in his Accounts.

6.3 Retirement.  Any Participant who while actively employed by the Company, shall attain the age of sixty five (65), shall become eligible to retire on his 65th birthday (“Normal Retirement Date”).  However, such Participant may postpone his retirement date, in which event such Participant shall continue to participate in the Plan in accordance with all terms and conditions specified herein.  The Committee in accordance with the provisions of this Article VI shall direct the Trustee to distribute to such Participant the value of his vested Accounts as determined under the provisions of this Article VI.

6.4 Timing of Valuation of Participant’s Account.  In the event of retirement, Total and Permanent Disability, termination of employment, or withdrawal from the Plan, the value of a Participant’s Accounts shall be the value determined under Section 5.2 of all investments in the Participant’s Accounts as of the Valuation Date coincident with the date of liquidation of the underlying securities in a Participant’s Accounts.

6.5 Distribution Upon Withdrawal From the Plan During Employment.

(a)In-service withdrawals

(i)Voluntary Account.  A Participant may withdraw all of the value of his Voluntary Account by filing notice with the Trustee or its agent in a form approved by the Committee.  In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 6 months, and all Deferred Salary Contributions shall be suspended.  The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(ii)Matching, Deferred Salary and Qualified Nonelective Contribution Accounts. Amounts contributed to a Participant’s Matching, Deferred Salary and Qualified Nonelective Contribution Accounts shall not be distributed to the Participant as an in-service withdrawal under this Section 6.5(a).

(iii)Rollover Account.  A Participant may withdraw all of the value of his Rollover Account by filing notice with the Trustee or its agent in a form approved by the Committee.  In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 6 months and all Deferred Salary Contributions shall be suspended.  The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

    (iv)Company Account.  A Participant may withdraw all of the value of his Company Account by filing notice with the Trustee or its agent in a form approved by the Committee; provided, however, that a Participant may not withdraw any Employer Contributions (or earnings thereon) which are treated as deferred salary contributions for purposes of satisfying the Actual Deferral Percentage test.  In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 6 months, and all deferred salary contributions shall be suspended.  The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(b)Hardship withdrawals.

(i)Distribution Upon Hardship Withdrawals.  A Participant may withdraw all or such portion of the value of his Deferred Salary Account and Qualified Nonelective Contribution Account, as may be required to satisfy a Financial Hardship (as defined below) for which other sources of payment are not reasonably available by filing notice with the Trustee or its agent in a form approved by the Committee.  The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

A distribution on account of Financial Hardship can only be made if the distribution is made to satisfy an immediate and heavy financial need of the employee and is necessary to meet such financial need.  As used herein the term “Financial Hardship” shall mean:  (i) expenses for medical care which are either (A) previously incurred by the Participant, the Participant’s spouse, children or any dependents (as defined in the Code) of the Participant or (B) necessary for the foregoing persons to obtain medical care; (ii) the need for funds for the purchase of a principal residence of the Participant (excluding mortgage payments); (iii) payment of tuition and related educational fees for the next 12 months of post secondary education for the Participant or the Participant’s spouse, children or dependents (as defined above); (iv) the need for funds to prevent the eviction of the Participant from his principal residence or to prevent foreclosure on the mortgage of the Participant’s principal residence; or (v) payment for burial or funeral expenses for the Participant’s deceased parents, spouse, child, or dependant (as defined above).

A distribution will be deemed to be necessary as a Financial Hardship withdrawal if all of the following requirements are met: (1) the distribution is not in excess of the amount needed to satisfy the Financial Hardship plus any amounts necessary to pay any Puerto Rico taxes reasonably anticipated to result from such payment; and (2) the Participant has obtained all loans and distributions, other than hardship distributions, under all plans of the Company.  In the event of a withdrawal from his Deferred Salary Account and/or Qualified Nonelective Contribution Account for purposes of satisfying a Financial Hardship, the Participant may not renew participation in this Plan for a period of twelve (12) months from the date of distribution of the withdrawal.

In the event of a withdrawal from his Deferred Salary Account and/or Qualified Nonelective Contribution Account, the Participant may not make Deferred Salary Contributions during the calendar year immediately following the year of the hardship distribution which are in excess of the applicable limit under Section 1165(e)(7)(A)  of the Code for such next calendar year less the amount of such Participant’s Deferred Salary Contributions for the year of the hardship distribution.

(c)Form of Distribution.  The Trustee shall distribute any proceeds due under Sections 6.5(a) and (b) above by single sum payment in cash.  Each Participant’s account shall be valued in accordance with the provisions of Section 6.4.

6.6 Withdrawal From The Plan Because of Termination of Employment.  Unless otherwise provided in the Plan, in the case of benefits payable to any Participant whose service ends prior to his Normal Retirement Date, benefit payments will be made or begin as soon as practicable after the Valuation Date coincident with or immediately following the Participant’s Normal Retirement Date.  A Participant or Beneficiary shall receive a distribution from the Plan, as provided for herein, as soon as practicable after the earlier of:

(a)the date the Participant’s participation in the Plan terminates, provided the Participant’s Account balance is under $5,000, without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto); or

(b)the date the Participant’s withdrawal election form is received by the Trustee, unless another date is indicated in the withdrawal form;

and provided, however, that the Participant has not been employed or reemployed by a Participating Company prior to the date of payment of the distribution.  For purposes of this Section 6.6 the trust will be valued on the date provided in Section 6.6(a) or (b).

(i) Participation Ceases To Be Effective:  Upon a Participant’s retirement, Total and Permanent Disability, termination of employment or date of death, a Participant’s participation in the Plan shall cease to be effective as of his payroll termination date; in the event of death of the Participant, participation shall cease to be effective as of the first payroll date following the end of the quarter in which the trust is notified that death has occurred. For purposes of this Section 6.6, a Participant will not be deemed to have terminated employment in the event of a change in such Participant’s employment status from a common law employee to a Leased Employee.

(ii) Election:  The Participant or Beneficiary may elect, if applicable, one of the three following methods of payment to be used in distribution of such Participant’s Account.  An election consenting to an immediate distribution and specifying one of the methods of distribution, stated below, is required if a Participant’s vested Account exceeds $5,000 without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto).

The Trustee shall distribute to such Participant or his Beneficiary, as may be appropriate, the value of his vested Accounts; provided, however, in the event there are conflicting claims to a Participant’s Accounts or in the event the Committee, for any reason, shall be in doubt as to its right to direct payment of any amount to any Participant, Beneficiary or Beneficiaries, the Committee may direct the Trustee to hold the Participant’s Accounts, without liability for any interest thereon, until the rights thereto shall have been judicially determined or the Committee may direct the Trustee to pay such Account into a court of competent jurisdiction, such Accounts to be distributed by such court after a judicial determination of the rights thereto.

The alternative methods which may be used in payment of a Participant’s Accounts are:

(A) Single sum payment in cash;

(B) If a Participant’s vested Account exceeds $5,000, payment in monthly installments over any designated period of years, not to exceed ten (10) years (or the Participant’s actuarial life expectancy, if lesser), with any unpaid balance at the date of Participant’s death to be payable in a single sum to the surviving Beneficiary or, if none, to his estate.  The amount of the installments shall be as determined under Section 6.4 so that the Participant’s Accounts in the Plan shall be reduced by the dollar value of any payments made.  The balance of Participant’s account shall remain as a part of the Trust Fund until full distribution is made; or

(C) Distributions in Company Stock - A combination of a single sum payment in cash and shares of Company Stock. The maximum number of shares of Company Stock to be received by the Participant shall be the number of shares allocated to such Participant’s vested Accounts, if any.

6.7 Date of Payment.  The payments due a Participant or Beneficiary under this Article VI shall be paid as soon as reasonably possible following the applicable Valuation Date.

6.8 Loans to Participants. The Committee shall establish a nondiscriminatory loan policy that must be observed in making loans to Participants.  The loan policy must be a written document and must include:  (i) the identity of the persons or positions authorized to administer the Participant loan program; (ii) a procedure for applying for a loan; (iii) the criteria used in approving or denying a loan; (iv) the limitations, if any, on the types and amounts of loans available; (v) the procedures used in determining a reasonable fixed rate of interest; (vi) the types of collateral that may secure the loan; and (vii) the events constituting default and the steps the Plan will take to preserve Plan assets in the event of default. The Committee has discretion to amend the loan policy as needed.

6.9 Distribution Limitations Applicable to Deferred Salary Contributions.  Notwithstanding any provisions to the contrary herein, no distribution shall be made of any Deferred Salary Contributions or the earnings thereon prior to the earliest of the following:

(a)The Employee’s retirement, death, Disability or separation from employment;

(b)Termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan or simplified employee pension);

(c)The Employee’s financial hardship withdrawal under Section 6.5;

(d)The sale or other disposition by a corporation to an unrelated corporation of substantially all of the assets used in a trade or business, but only with respect to Employees who continue employment with the acquiring corporation and the acquiring corporation does not maintain the Plan after the disposition; or

(e)The sale or other disposition by a corporation of its interest in a subsidiary to an unrelated entity, but only with respect to Employees who continue employment with the subsidiary and the acquiring entity does not maintain the Plan after the disposition.

Items (b), (d) and (e), above, apply only if the distribution is in the form of a single sum.

6.10 Right to Have Accounts Transferred.  Notwithstanding any provision of the Plan to the contrary that would otherwise limit an “eligible distributee” election under this Section, an eligible distributee may elect, at the time and in the manner prescribed by the Committee, to have the total “eligible rollover distribution” paid directly to an “eligible retirement plan” specified by the eligible distributee in a “direct rollover.”  “Eligible rollover distribution” means any distribution on account of separation from service of all of the Account balances of the eligible distributee.  A portion of a distribution shall not fail to be an eligible rollover distribution solely because the portion consists of after-tax employee contributions which are not includible in gross income.  However, such after-tax portion may be transferable only to an individual retirement account or annuity described in Section 1169(a) or 1169(b) of the Code, or to a qualified deferred contribution plan described in Sections 1165(a) of the Code that separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.  “Eligible retirement plan” means an individual retirement account described in Section 1169(a) of the Code, an individual retirement annuity described in Section 1169(b) of the Code or a qualified trust described in Section 1165(a) of the Code  which agrees to separately account for amounts transferred into such plan from this Plan.  An “eligible distributee” means an Employee or former Employee.  In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s, former Employee’s spouse who is the alternate payee under a qualified domestic relations order or Beneficiary are eligible distributees with regard to the interest of the spouse, former spouse or Participant.  A “direct rollover” means a payment by the Plan to an eligible retirement plan specified by the eligible distributee.

6.11 Forfeitures.

(a) Restoration of Forfeited Amounts.  If any portion of a Participant’s benefit that was forfeited and reallocated must be subsequently restored, then to the extent possible, the amount to be restored shall be allocated to the Participant’s Accounts from current forfeitures.  If current forfeitures are insufficient, the Employer shall contribute in cash an amount sufficient enough when added to the current forfeitures to equal the required restored benefits.  Any amounts restored shall be invested according to Section 5.3(d), including the default investment provisions in Section 5.3(f).

(b) Allocation of Forfeitures.  Forfeitures pursuant to Sections 4.6 and 6.15 shall be calculated for each Plan Year.  All forfeitures for such Plan Year shall be used to reduce Employer Contributions.

(c) Method of Forfeiture. If a portion of a Participant’s Accounts is forfeited, Company Stock in the Company Stock Fund must be forfeited only after other assets.  If interests in more than one class of Company Stock have been allocated to the Participant’s Company Stock Fund, then the Participant must be treated as forfeiting the same proportion of each such class.

6.12 Duty to Provide Forms and Proofs.  Each Participant, Retired Participant, Disabled Participant and Inactive Participant, and the Beneficiary of any such Participant shall be required to complete such administrative forms and furnish such proofs in such form as shall be deemed necessary or appropriate by the Committee for the purposes of administering this Plan.

6.13 Duty to Provide Mailing Address.  It shall be the duty of each Participant Retired Participant, Disabled Participant and Inactive Participant and the Beneficiary of any such Participant to keep on file with the Plan a correct mailing address.

6.14 Benefit Payments in the Event of Incapacity.  If the Committee finds that any Retired Participant or Disabled Participant, any Participant whose service with the Company terminates or any Beneficiary of any such Participant is unable to care for his affairs because of illness or injury or is a minor, any payment due may be made to the Spouse, child, brother, sister or parent of such Participant or Beneficiary, for his benefit, unless a prior claim shall have been made by a duly appointed guardian or other legal representative.

6.15 Unclaimed Amounts.  Unclaimed amounts shall consist of benefits to be paid to Participants or Beneficiaries but that cannot be distributed because of inability to locate the distributee after making a reasonable due diligence effort to do so.  Unclaimed amounts shall become Forfeitures and shall be applied in accordance with Section 6.11(b) of the Plan after the expiration of one year from the date as of which they were originally directed to be distributed.

In accordance with the foregoing, any such Forfeiture shall be and remain assets of the Plan, until paid or distributed in accordance with the provisions of the Plan, and in no event shall any such Forfeiture escheat to, or otherwise be paid to, any governmental unit under any escheat or unclaimed property law.  If the intended distributee of an unclaimed amount or his or her Beneficiary subsequently appears and files a claim for the forfeited benefit, it shall be restored, without adjustment for gains or losses after the date of forfeiture, in accordance with Section 6.11(a) of the Plan.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1 Amendment.  RadioShack Corporation shall have the right at any time, and from time to time:  (a) to amend this Agreement in such manner as it may deem necessary or advisable in order to qualify this Agreement and the Trust created hereby under the applicable provisions of the Code, and any such amendment by its terms may be retroactive; and (b) to amend this Agreement in any other manner.  However, except as otherwise permitted or required by law, no such amendment shall authorize or permit any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates, no such amendment shall cause or permit any portion of the Trust Fund to revert to or become the property of the Company, no such amendment which affects the rights, duties or responsibilities of the Trustee may be made without the Trustee’s written consent, and no such amendment shall reduce benefits accrued to Participant’s Accounts or reduce a Participant’s vested percentage in his accounts.  Any such amendment shall become effective upon delivery of a written instrument, executed by order of RadioShack Corporation’s Board of Directors, to the Trustee and the endorsement of the Trustee of its written consent thereto.

No amendment to the Plan shall be effective to eliminate or restrict an optional form of benefit.  The preceding sentence shall not apply to a Plan amendment that eliminates or restricts the ability of a Participant to receive payment of his or her Account balance under a particular optional form of benefit if the amendment provides a single-sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted.  For this purpose, a single-sum distribution form is otherwise identical in all respects to the eliminated or restricted optional form benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payment after commencement.

7.2 Termination.  RadioShack Corporation has established the Plan in the expectation and with the confidence that it will continue in effect indefinitely.  However, due to the vicissitudes of general economic and business conditions which may affect RadioShack Corporation’s ability so to continue the Plan, it must, and does hereby, reserve the right to terminate the Plan in whole or in part at any time.  Such termination shall be effected by delivery to the Trustee and the Committee of written notice of such action by RadioShack Corporation.

Upon termination or partial termination of the Plan, or upon complete discontinuance of employer contributions, the Accounts of the Participant shall be non forfeitable.  Upon termination of the Plan and Trust without the establishment or maintenance of another defined contribution plan  and the merger or consolidation of this Plan’s assets therewith as provided in Section 10.5, the Committee shall direct the Trustee to distribute all assets remaining in the Trust Fund, after payment of any expenses properly chargeable against the said Trust Fund, to the Participants in accordance with the amount credited to the Accounts of such Participants as of the date of such termination, in cash or in kind and in such manner as the Committee shall determine. In the event the Trustee makes a distribution in kind, pursuant to instructions of the Committee, the assets so distributed shall be valued for the purposes of such distribution at their fair market value at the date of such distribution.  The Committee’s determination shall be conclusive upon all persons.

Upon the happening of any event, the enactment of any law, and issuance of any rule, regulation, direction, command, demand, or order of any court, administrative, regulative or other agency, or of any group, or organization, or any individual on behalf of same, which in any way or manner, or to any extent whatsoever, impairs or prevents the free exercise of the uncontrolled discretion of the Board of Directors of RadioShack Corporation in connection with terminating this Agreement and the Trust hereby created, then and in any such event, such Agreement and Trust shall thereupon, ipso facto, be terminated.

ARTICLE VIII
MISCELLANEOUS

8.1 Notices and Forms.  All notices, applications, designations, forms and other communications required or provided for hereunder shall, unless otherwise directed by the Committee, be in writing and shall be executed at the time, in the manner and form prescribed by the Committee, and if directed to RadioShack Corporation or the Committee shall be mailed by first class mail to the Employee Benefits office and shall be deemed given when received, and if directed to the Trustee, shall be mailed by first class mail and delivered to the Trustee and shall be deemed to have been given when received by the Trustee.

8.2 Plan Not an Employment Contract.  The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company and any employee or Participant or to be a consideration for or an inducement to or condition of employment of any person.  Nothing herein contained shall be construed to give any employee or Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to terminate the employment of an employee or Participant at any time.

8.3 Non Assignability.  It is a condition of this Plan, and the rights of each Participant shall be subject thereto, that, except as may be required by (a) a court of competent jurisdiction or the Department of Labor if a Participant who is a fiduciary of the Plan has violated certain fiduciary duties mandated by ERISA or (b) Section 206(d) of ERISA, no right or interest of any Participant in and to the Trust Fund shall be voluntarily assigned, pledged or hypothecated in whole or in part, and neither the Company, the Committee, nor the Trustee need give any effect to any purported assignment filed with them or of which they have notice.

8.4 Qualified Domestic Relations Order

.  The Committee shall establish qualified domestic relations order procedures that must be observed in reviewing domestic relations orders received by the Plan.  The Committee has discretion to amend the qualified domestic relations order procedures as needed.  In the event a domestic relations order (“Order”), as defined in Section 206(d)(3) of ERISA, is received by the Plan assigning all or a portion of a Participant’s account to an alternate payee and the Committee determines the Order complies with Section 206(d)(3) of ERISA, the Account of the Participant will be divided among the Participant and the Alternate Payee(s) in accordance with the provisions of the Order.  The Alternate Payee(s) Account(s) will be distributed in accordance with the provisions of Article VI of the Plan.  For purpose of distribution, the Alternate Payee(s) designated by the Order (if not employed by the Company) will be considered terminated from employment effective the date the Order is determined by the Committee to be a qualified domestic relations  order pursuant to said Section 206(d)(3) of ERISA.

8.5 Immunity from Liability.  No director, officer, or employee of the Company shall be personally liable for any act or omission to act in connection with the operation or administration of the Plan, except for his personal willful misconduct or gross negligence.

RadioShack Corporation intends, as a matter of accommodation, to assist both the Trustee and the Participants in the delivery of forms, statements, applications, records, notices, remittances, and other documents required or provided for under this Agreement, and in so doing will endeavor in good faith to exercise ordinary diligence, but in no event shall the Company be liable for any failure on its part or the part of its officers, directors or employees for any failure so to act.

8.6 Gender and Number.  Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender, in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, in all cases where they would so apply.

8.7 Construction of Agreement.  This Plan shall be construed according to the laws of the Commonwealth of Puerto Rico.

8.8 Claims Procedures.  Claims for benefits under the Plan shall be governed by the claims procedures maintained by the Company in compliance with Section 503 of ERISA and made available to Participants.

ARTICLE IX
ADOPTION OF THE PLAN BY
AFFILIATED AND ASSOCIATED COMPANIES

9.1 Method of Adoption.  Any Affiliated Business by resolution of its board of directors may adopt the Plan hereby created, provided that in so doing it adopts and accepts all of the provisions of this Agreement as they exist at the time of such adoption.  Both the written consent of RadioShack Corporation and the resolution of the Affiliated Business adopting the Plan shall be delivered to the Trustee and the effective date of adoption shall be that specified in such written consent and resolution.  From and after the effective date when such Affiliated Business shall have become a party to this Agreement, it shall be known as an “Employer.”

(a)The right and authority to select the Trustee and any successor trustee and to appoint the Committee shall be vested in and exercisable solely by RadioShack Corporation.

(b)Separate Accounts shall be maintained by the Trustee for Participants from each Employer, and such Accounts shall receive and be funded from contributions of those Participants and from contributions from the particular Employer employing such Participants.

(c)Separate records shall be maintained for the Accounts of Participants of each Employer, but such Accounts shall be administered by the Trustee and the Committee on the same basis as those of the Participants of RadioShack Corporation.

(d)An Employer (other than RadioShack Corporation) shall have the right at any time to discontinue its participation hereunder and to terminate, as to itself, this Agreement and the Trust created hereunder, by delivering to the Trustee written notice of such termination, accompanied by a certified resolution of the board of directors of such Employer authorizing termination, and such termination shall become effective when notice is received by the Trustee.  Upon discontinuance of contributions or termination of the Trust, as to itself, by an Employer, the Trustee shall segregate from the Trust Fund the interests of such Employer, represented by the value of the Accounts of the Participants who are employees of such Employer, as such Accounts are constituted at the time of termination by such Employer, as determined and directed by the Committee.  The Accounts of such Participants shall become wholly non forfeitable as of the date of such segregation by the Trustee.  The Committee shall direct the Trustee to distribute to such Participants the total value of their respective Accounts in cash and/or in kind, provided that in the event the Trustee is directed to make a distribution of all or a portion of each Participant’s accounts in kind, the assets so distributed shall be valued for the purposes of such distribution at their fair market value at the time of such distribution.  The Committee’s determination shall be conclusive on all persons.

(e)Whenever an employee transfers from one Employer to another, he shall be permitted to continue in this Plan to the extent that such subsequent Employer participates in the Plan.  Upon transfer, his Account shall be transferred to the new Employer.

9.2 Transfer of Funds to Acquired Company’s Plans.  Whenever a Participant in this Plan transfers his employment to “an acquired company, firm, partnership or such other legal entity” (as defined below) that has a plan qualified under the applicable provisions of the Code, the Trustee will, when requested by the Participant, transfer the Participant’s Accounts to the Trustee of the plan of the Participant’s new employer.  This transfer will be accomplished by the Committee directing the Trustee that cash or other assets, equal in value to the value of the Participant’s Accounts in the Trust Fund at the next succeeding Valuation Date, be transferred to the trustee of the other plan.  An acquired company, firm, partnership or such other legal entity is one that has been heretofore or hereafter acquired by RadioShack Corporation or any of its subsidiaries.

9.3 Receipt of Funds from Acquired Company’s Plans.  RadioShack Corporation agrees to permit the Trustee of this Plan to accept transfers of Participants’ accounts from plans of companies heretofore or hereafter acquired by RadioShack Corporation, or any of its subsidiaries, provided the plan from which the transfer is made is qualified under the applicable provisions of the Code. Any accounts so transferred from an acquired company will be placed in the Participant’s rollover account.

9.4 Merger or Consolidation.  In the case of a merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant in the Plan must (if the Plan is then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan was terminated).  Further, no transfer of assets or liabilities will be made from this Plan to another Plan unless such other plan will impose the same distribution restrictions on Deferred Salary Contributions and any qualified nonelective contributions or qualified matching contributions as the Plan.

ARTICLE X
CHANGE IN CONTROL

10.1 Termination or Amendment.  Notwithstanding any provision contained in the Plan to the contrary, for a period of one (1) year following a Change in Control (as hereinafter defined), the Plan may not be terminated or amended in any way that would adversely affect the computation or amount of, or entitlement to, benefits hereunder, including, but not limited to, (a) any reduction in the right to make Deferred Salary Contributions by any individual who was an Employee on the date immediately prior to a Change in Control, (b) a reduction in the level of Employer Contributions with respect to such individuals immediately prior to a Change in Control or (c) any change in the distribution or withdrawal provisions; provided, however, that the Plan may be amended to the extent necessary to preserve its qualification under the Code.  Any amendment or termination of the Plan that (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) unless such amendment confers additional benefits on the Participants or Beneficiaries, otherwise arose in connection with, or in anticipation of, a Change in Control shall be null and void, and shall have no effect whatsoever.

10.2 Change in Control.  For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(a)An acquisition (other than directly from RadioShack Corporation (for purposes of this Section 10.2 “the Company”) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b)The individuals who, as of November 1, 2009 are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)The consummation of:

(i) A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless

(A) the stockholders of the Company, immediately before such merger, consolidation, reorganization or other business combination, own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization or other business combination,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, or

(C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

A transaction described in clauses (A) through (C) shall herein be referred to as a “Non-Control Transaction.”

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of the Company’s assets being owned by one or more subsidiaries or (ii) a distribution to the Company’s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities (X) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subsection (X)) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (Y) and such Subject Person (1) within fourteen (14) Business Days (or such greater period of time as may be determined by action of the Board) after such Subject Person would otherwise have caused a Change in Control (but for the operation of this clause (Y)), such Subject Person notifies the Board that such Subject Person did so inadvertently, and (2) within seven (7) Business Days after such notification (or such greater period of time as may be determined by action of the Board), such Subject Person divests itself of a sufficient number of Voting Securities so that such Subject Person is no longer the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities.

10.3 Article X Amendment.  Notwithstanding any provision contained in the Plan to the contrary, no provision of this Article X may be amended at any time in any manner that would adversely affect the right to or amount of any benefits upon a Change in Control.

10.4 Successors and Assigns.  Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Article X shall be binding upon the Company and its successors and assigns.

10.5 Severability.  Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Article X shall be deemed severable and the validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.6 Contrary Provisions.  The provisions of this Article X shall govern notwithstanding anything contained in the Plan to the contrary.

IN WITNESS WHEREOF, the Company has executed this Plan instrument at Fort Worth, Texas, as of the date first set forth above.

RADIOSHACK CORPORATION

By: /s/ Jana Freundlich

Name: Jana Freundlich
Title: Vice President – Human Resources